Exhibit 23.2
CONSENT OF LEGAL COUNSEL
We hereby consent to the inclusion of our Opinion as to certain tax matters and certain securities matters as given in our Opinion Letters dated on or about May 17, 2006 attached to the Registration Statement as exhibits and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/	Brown, Winick, Graves, Gross, Baskerville
& Schoenebaum, PLC
Des Moines, Iowa
May 17, 2006